Exhibit 25

FORM T-1
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF ELIGIBILITY
UNDER THE TRUST INDENTURE ACT OF 1939 OF A
CORPORATION DESIGNATED TO ACT AS TRUSTEE
CHECK IF AN APPLICATION TO DETERMINE
ELIGIBILITY OF A TRUSTEE PURSUANT TO
SECTION 305(b)(2)     ☐

THE HUNTINGTON NATIONAL BANK
(Exact name of trustee as specified in its charter)

(State of incorporation if not a U.S. national bank)	31-0966785 (I.R.S. employer identification no.)

41 South High Street
Columbus, Ohio (Address of principal executive offices)	43215 (Zip code)

THE ANDERSONS, INC.
(Exact name of obligor as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-1562374 (I.R.S. employer identification no.)

480 West Dussel Drive
Maumee, Ohio (Address of principal executive offices)	43537 (Zip code)

___% Ten-Year Debentures
___% Five-Year Debentures
(Title of the indenture securities)

1.	General information. Furnish the following information as to the trustee:
(a)	Name and address of each examining or supervising authority to which it is subject.

Name	Address
Office of the Comptroller of the Currency Central District	Chicago, Illinois 60605

Federal Reserve Bank	Cleveland , Ohio 44114

Federal Deposit Insurance Corporation Chicago Region	Chicago, Illinois 60505
(b)	Whether it is authorized to exercise corporate trust powers.
Yes.
2.	Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

16.	List of Exhibits.

Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as an exhibit hereto, pursuant to Rule 7a-29 under the Trust Indenture Act of 1939 (the “Act”) and 17 C.F.R. 229.10(d).
1.	A copy of the Articles of Association of the Trustee as now in effect.

2.	A copy of the Certificate of Authority of the Trustee to commence business. (see Item 16, Exhibit 2 to Form T-1 filed in connection with Registration Statement No. 033-80090 which is incorporated by reference).

3.	A copy of the authorization of the Trustee to exercise corporate trust powers. (see Item 16, Exhibit 3 to Form T-1 filed in connection with Registration Statement No. 033-80090 which is incorporated by reference).

4.	A copy of the existing by-laws of the Trustee.

5.	Not applicable

6.	The consent of the trustee required by Section 321(b) of the Act. (see Item 16, Exhibit 6 to Form T-1 filed in connection with Registration Statement No. 033-80090 which is incorporated by reference).

7.	A copy of the latest report of condition of the Trustee published pursuant to law or to the requirements of its supervising or examining authority.

SIGNATURE
     Pursuant to the requirements of the Act, the trustee, The Huntington National Bank a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Columbus and State of Ohio, on the 5th day of October, 2010.

THE HUNTINGTON NATIONAL BANK.
By:	/S/ JAMES E. SCHULTZ
	Name:	JAMES E. SCHULTZ
	Title:	VICE PRESIDENT

BYLAWS
OF
THE HUNTINGTON NATIONAL BANK
(As Amended and Restated November 18, 2004)
ARTICLE I
MEETINGS OF SHAREHOLDERS
          Section 1.1. Annual Meeting. The regular annual meeting of the shareholders of the Association for the election of directors and for the transaction of such other business as may properly come before it shall be held at the principal office of the Association in Columbus, Ohio, or at such other place as the Board of Directors (referred to in these Bylaws as “Directors”) may designate, between the hours of 10:00 A.M. and 5:00 P.M., on the third Wednesday in April, at such specific hour as the Directors may designate. Notice of such meeting shall be mailed, first class mail, postage prepaid, at least ten (10) days before the date thereof, addressed to each shareholder at his address appearing on the books of the Association. If, for any reason, directors are not elected at this meeting, the meeting may be adjourned to a later date for such purpose or, if this is not done, the Directors shall order an election to be held on some subsequent day as soon thereafter as practicable, according to the provisions of law; and notice thereof, shall be given in the manner herein provided for the annual meeting.
          Section 1.2. Special Meetings. Except as otherwise specifically provided by statute, special meetings of the shareholders may be called for any purpose at any time by the Directors or by any shareholder or shareholders owning, in the aggregate, not less than twenty-five percent (25%) of the outstanding shares of stock of the Association. Every such special meeting, unless otherwise provided by law or unless such notice is waived as provided by these Bylaws, shall be called by mailing, first class mail, postage prepaid, not less than ten (10) days before the date fixed for such meeting, to each shareholder at his address appearing on the books of the Association, notice stating the time, place, and purpose of the meeting.
          Section 1.3. Record Date for Shareholders’ Meetings. Shareholders entitled to notice of the annual meeting or any special meeting shall be the shareholders shown by the records of the Association to be shareholders on such record date as may be fixed in advance by the Directors, which date shall not be more than twenty (20) days and not less than ten (10) days before the date set for such shareholders’ meeting.
          Section 1.4. Nominations for Election to the Board of Directors. Nominations may be made by the Directors, any Executive Committee of the Board of Directors or by any holder of any outstanding class of capital stock of the Association entitled to vote for the election of directors, provided that, except as hereinafter provided, no person who shall have attained the age of 65 years prior to the date set for the election and who has been employed on a full-time basis by the Association, Huntington Bancshares Incorporated or any affiliate of Huntington Bancshares Incorporated nor any other person who shall have attained the age of 70 years prior to the date set for the election, shall be nominated by the Directors. The age limitations set forth herein for current and former full-time employees shall not be applicable to current or former Chief Executive Officers of this Association or Huntington Bancshares Incorporated. Such Chief Executive Officers shall, instead, be subject to the general age limitations set forth for non-employee directors. Nominations, other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to the President of the Association and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided however, that if less than 21 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Association and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Association that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Association owned by the notifying shareholder. Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the meeting, and upon his instructions, the vote tellers may disregard all votes cast for each such nominee.
          Section 1.5. Proxies. Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing, but no officer or employee of the Association shall act as proxy. Proxies need not be witnessed or acknowledged and shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting.
          Section 1.6. Quorum. At every meeting of shareholders, each shareholder shall be entitled to cast one vote either in person or by proxy for each share of stock held by him as shown by the records of the Association on the record date fixed by the Directors pursuant to Section 1.3 hereof upon any matter coming before the meeting except as otherwise expressly provided by these Bylaws. A majority of the outstanding shares of stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders unless otherwise provided by law; but less than a quorum may adjourn a meeting from time to time, and the meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Association.
          Section 1.7. Waiver of Notice. Any shareholder may, in writing, waive notice of any regular or special meeting at any time before or after the holding thereof.
ARTICLE II
DIRECTORS
          Section 2.1. Authority of Directors. The Directors shall have power to manage and administer the business and affairs of the Association. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by the Directors, but the Directors may delegate powers as provided in these Bylaws.
          Section 2.2. Number. The Directors shall consist of not less than five (5) nor more than twenty-five (25) persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the Directors then in office or by resolution of the shareholders at any meeting thereof, provided, however, that a majority of the Directors may not increase the number of directors to a number which (a) exceeds by more than two (2) the number of directors last elected by the shareholders where such number was fifteen (15) or less, and (b) to a number which exceeds by more than four (4) the number of directors last elected by shareholders where such number was sixteen (16) or more, but in no event shall the number of directors exceed twenty-five (25).
          Section 2.3. Regular Meetings. Except as otherwise provided in these Bylaws, regular meetings of the Directors shall be held without a formal legal notice and at such times and places as the Directors shall determine by resolution.
          Directors may participate in such regular meetings through use of conference telephone or similar communication equipment, so long as all members participating in such meetings can hear one another.
          Section 2.4. Special Meetings. Except as otherwise provided in these Bylaws, special meetings of the Directors may be called by the Chairman of the Board of Directors (referred to in these Bylaws as the “Chairman”), a Vice Chairman of the Board of Directors (referred to in these Bylaws as a “Vice Chairman”), or the President, upon not less than one (1) hour’s notice and at the request of three or more directors, upon not less than two (2) days’ notice. Each director shall be given notice stating the time, place and purpose of a special meeting. Notice may be given in writing, in person, by telephone or telegraph.
          Directors may participate in such special meetings through use of conference telephone or similar communication equipment, so long as all members participating in such meetings can hear one another.
          Section 2.5. Organization Meeting. If possible, the Directors shall meet on the same day of and after the annual meeting of shareholders at which they are elected for the purpose of organizing and for the purpose of electing officers of the Association for the succeeding year, but in any event, the Directors shall be organized and officers elected no later than the next regular meeting of Directors or within thirty (30) days of the date of the annual meeting whichever occurs first. If at the time fixed for such meeting, there shall not be a quorum present, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.
          Section 2.6. Quorum. At any meeting of the Directors, a majority of the directors then in office shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice. In the event of the death or disability of Directors by reason of war or other catastrophe, reducing the total Directors to less than that required for a quorum, a majority of the remaining directors shall constitute a quorum.

          Section 2.7. Waiver of Notice. Any director may, in writing, waive notice of any regular or special meeting at any time before or after the holding thereof. The presence of a director at a regular or special meeting shall constitute on his part a waiver of the notice for such meeting.
          Section 2.8. Vacancies. When any vacancy occurs among the Directors, the remaining Directors may appoint a director to fill such vacancy at any regular meeting of the Directors or at any special meeting called for that purpose. If such a vacancy is to be filled at a regular or special meeting of Directors, not less than five (5) days’ notice of such meeting shall be given in writing, in person, by telephone or telegraph to each director of the Association. Such notice shall include a statement that such action is to be taken at the regular or special meeting. Any directorships not filled by the shareholders shall be treated as vacancies to be filled by and in the discretion of the Directors.
          Section 2.9. Term. A director elected at the annual meeting of shareholders shall hold office until the next annual meeting of shareholders or until his successor has been elected and qualified. A director elected to fill a vacancy shall hold office until the next annual meeting of shareholders or until his successor is elected and qualified, provided, however, that, unless otherwise provided by law, any director may be removed from office by a majority vote of the outstanding shares of stock entitled to be voted at any special meeting of shareholders called for that purpose.
          Section 2.10. Compensation. The Directors shall have authority to vote themselves reasonable compensation for their services as Directors. Reasonable compensation shall also be allowable to Directors and members of committees authorized by Directors for attendance at meetings of Director or of any committee. The Directors may provide for their own indemnification and reimbursement of others, by the Association for liability and expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which they shall be made a party by reason of having acted for the Association, subject to the limitations set forth in Article Tenth of the Articles of Association, and the Directors may authorize the purchase of insurance to provide therefor.
          Section 2.11. Declaration of Dividends. The Directors may, in their discretion, from time to time declare dividends as permitted by law. Such dividends may be payable in money, stock of the Association or in other assets of the Association. The Directors may fix a date not exceeding thirty (30) days preceding the date fixed for the payment of any dividend as the record date for the determination of shareholders entitled to receive payment of any dividend, provided the record date shall be not less than seven (7) days after the date on which the dividend is declared; and only shareholders of record on the date so fixed shall be entitled to receive such dividend notwithstanding any transfer of shares on the books of the Association after any record date so fixed.
          Section 2.12. Power of Directors to Appoint Committees. The Directors having the power to manage and administer the business and affairs of the Association from time to time may delegate these powers to committees which, except as otherwise provided in these Bylaws, may, but need not necessarily, include directors. By the appointment of such committees, the Directors do not thereby relieve themselves of their responsibility of directing the business and affairs of the Association. The committees so appointed, including committees of the Trust Department, shall be annually appointed by the Directors at their organization meeting unless they shall specifically determine not to appoint such committees.
          The Directors shall appoint a Chairman of each committee and such Chairman or any member of the committee designated by him shall preside at the meetings of the committee. In the event of the death, prolonged absence or the inability of the Chairman of any committee to act, the Directors or any Executive Committee may appoint an Acting Chairman of such committee who shall assume the duties and have the powers of the Chairman of such committee until the Chairman returns to service or the Directors elect a new Chairman. Alternate members may be appointed to each committee and such alternate members may act at any meeting of a committee at which a regular committee member or members shall be absent. Unless otherwise stated in these Bylaws, each committee shall meet upon the call of its Chairman or upon the call of any two of its members. A majority of the members of any committee shall constitute a quorum and each committee may elect its own Secretary who need not be from among its own members. Minutes of all meetings of committees shall be kept and shall be presented to regular meetings of the Directors.
          Members of all committees may participate in meetings of their respective committees through use of conference telephone or similar communications equipment, so long as all members participating in such meetings can hear one another. Each committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of Directors, and any action taken by the Directors with respect thereto shall be entered into the minutes of the Directors.
ARTICLE III
COMMITTEES
(Exclusive of Trust Department)
          Section 3.1. Audit Committee. There shall be an Audit Committee composed of not less than three (3) outside Directors, all of whom shall be independent of management of the Association, at least two (2) of whom shall have banking or related financial management expertise, and none of whom shall be large customers of the Association, all as further set forth in 12 C.F.R. Part 363, as amended from time to time. None of the members of the Audit Committee shall also be members of any Trust Committee appointed by the Directors.
          It shall be among the duties of the Audit Committee to (a) make an examination at least once during each calendar year and within 15 months of the last such examination into the affairs of the Association or cause suitable examinations to be made by an independent public accountant responsible only to the Directors; (b) report the result of such examination to the Directors at the next regular meeting thereafter; (c) review with management and this Association’s independent public accountant the basis for the reports issued under 12 C.F.R. Part 363; (d) oversee the internal audit function; (e) review with management and the independent public accountant the adequacy of internal controls and the resolution of identified material weaknesses and reportable conditions in internal controls; (f) conduct or cause to be conducted periodic audits of the Trust Department or adopt an adequate continuous audit system; and (g) perform such other duties as are determined from time to time by the Board of Directors.
          The Audit Committee shall be entitled to retain and have access to its own outside legal counsel at its discretion.
          Section 3.2. Other Committees. The Directors may appoint such other committees from time to time as they may deem proper for the management of the business and affairs of the Association, and the Directors may delegate to any Executive Committee or to the Chairman of any Executive Committee the appointment of other committees which they may deem necessary for the direction of the business and affairs of the Association.
ARTICLE IV
OFFICERS
          Section 4.1. Officers. The officers of this Association shall be a Chairman, President, one or more Vice Presidents, a Cashier, one or more Assistant Cashiers and such other officers as may be designated as such from time to time by the Directors. The Directors may also elect one or more Vice Chairmen and one or more Regional Presidents and if so elected, they shall be officers of the Association. The Chairman, a Vice Chairman, or the President shall be designated by the Directors as Chief Executive Officer of the Association. The duties, powers and authority of officers shall be such as usually pertain to their respective offices, unless otherwise prescribed in these Bylaws or by the Directors.
          If the Directors shall elect a Chairman, he shall preside at all meetings of the shareholders and Directors and, in the Chairman’s absence, the President shall preside at such meetings; and in the President’s absence, a Vice Chairman shall preside, and in the absence of any of the foregoing any Vice President who is also a director may preside.
          The Directors may elect a Secretary and may elect one or more Assistant Secretaries, who need not be directors, and they shall hold office at the pleasure of the Directors.
          Section 4.2. Tenure of Office. The Chairman, President, and any Vice Chairman shall hold office during the year for which the Directors electing them were elected and until their successors, respectively, shall be elected, unless such officers shall resign, become disqualified, or be removed. Either the President or the Chairman or a Vice Chairman may be removed from office for cause by two-thirds (2/3) vote of the total number of directors then in office. Any vacancy occurring in the office of President shall be filled for the unexpired term by the Directors. Any vacancy occurring in the office of the Chairman or Vice Chairman may be filled for the unexpired term by the Directors.
          The Vice Presidents, Cashier and subordinate officers shall hold their offices or positions, respectively, during the pleasure of the Directors.
          The Directors may appoint or discharge agents and employees, define their duties and conditions of employment and, from time to time, fix their compensation; or may delegate such authority to any committees or officers of the Association.

          Section 4.3. Compensation. The compensation of the Chairman, President and any Vice Chairman shall be fixed by the Compensation Committee of Huntington Bancshares Incorporated.
          The compensation of all other officers and all employees shall be fixed by the Chief Executive Officer or by such other officers as may be designated by him.
          Section 4.4. Bond. All officers and employees shall be bonded in favor of the Association in an amount deemed sufficient from time to time by the Directors against losses arising from their unfaithful performance of duties.
ARTICLE V
TRUST DEPARTMENT
          Section 5.1. Separate Department. There shall be a separate and independent department of the Association, designated the Trust Department, which shall perform the fiduciary responsibilities of the Association.
          Section 5.2. Management. Subject to the provisions of this ARTICLE V, the management and immediate supervision of the Trust Department shall be in charge of the officer or officers appointed by the Directors. Such officer or officers may be known as Trust Officers or Assistant Trust Officers. Their duties shall be the operation of the Trust Department and such other duties as may be described in these Bylaws or assigned to them by the Directors.
          Section 5.3. Trust Committee. If the Directors appoint a Trust Committee, the Trust Committee shall have control and supervision of all activities of the Trust Department. Any Trust Committee may delegate its authority to such other committees as it may establish, or to the officers of the Association.
          Section 5.4. Acceptance and Closing of Trusts. The acceptance, closing and relinquishment of all trusts shall be approved by the Directors, any Trust Committee appointed by the Directors or any officers or other committees designated by the Directors and shall be recorded in the records of the Trust Department. Documents and instruments in connection with acceptance and termination of trusts may be executed by any Trust Officer, Assistant Trust Officer or other officer authorized pursuant to Section 8.2 of these Bylaws or by any other person designated by the Directors.
          Section 5.5. Trust Department Files. There shall be maintained in the Trust Department files containing all fiduciary records necessary to assure that its fiduciary responsibilities have been properly undertaken and discharged.
          Section 5.6. Trust Investments. Funds held in a fiduciary capacity shall be invested in accordance with the instrument establishing the fiduciary relationship and local law. Where such instrument does not specify the character and class of investments to be made and does not vest in the Association a discretion in the matter, funds held pursuant to such instrument shall be invested in investments in which corporate fiduciaries may invest under local law.
ARTICLE VI
STOCK AND STOCK CERTIFICATES
          Section 6.1. Certificates. The shares of stock of the Association shall be represented by certificates signed by the Chairman, a Vice Chairman, the President or a Vice President and the Cashier, an Assistant Cashier, the Secretary or an Assistant Secretary, manually or by facsimile and shall bear the seal of the Association or a printed or engraved facsimile of the seal, shall be in such form as the Directors may prescribe, and shall be issued for one or more full shares only.
          Section 6.2. Transfer. Shares of stock shall be transferable only on the books of the Association by the holder or by an attorney or legal representative thereof duly authorized by a power of attorney filed with the Association and upon surrender of the stock certificate or certificates for such shares properly endorsed.
          Section 6.3. Address of Shareholders. Every shareholder shall keep the Association advised of his mailing address. The Association may rely upon its shareholder records as to the mailing address of any shareholder unless and until otherwise advised in writing.
          Section 6.4. Lost Certificates. The holder of any shares of stock of this Association, the certificate or certificates for which shall have been lost or destroyed, shall immediately notify the Association of such fact. A new certificate or certificates may be issued upon satisfactory proof of the loss or destruction of the old certificate, and the Association may require a bond which shall be in such sum, contain such terms and provisions, and have such surety or sureties as the Association may require.
ARTICLE VII
SEAL
          Section 7.1. Form. The seal of the Bank shall consist of the words “The Huntington National Bank, Columbus, Ohio” in concentric circles with the word “Seal” appearing in the inner circle, and shall be in the form impressed hereon.
          Section 7.2. Use of Seal. The seal may be affixed to any document by the Secretary, any Assistant Secretary, the Cashier, any Assistant Cashier or other person specifically authorized by the Directors, any Executive Committee, the Chairman, a Vice Chairman or the President.

ARTICLE VIII
MISCELLANEOUS PROVISIONS
          Section 8.1. Fiscal Year. The Fiscal Year of the Association shall be the calendar year.
          Section 8.2. Execution of Instruments. All agreements contracts, indentures, mortgages, deeds, conveyances, leases, assignments, notes, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted in behalf of the Association by the Chairman, a Vice Chairman, or the President, or any Vice President, or the Secretary, or any Assistant Secretary, or the Cashier, and, if in connection with the exercise of fiduciary powers of the Association, by any of said officers or by any Trust Officer, Assistant Trust Officer, Assistant Vice President or any other officer employed in the Trust Department. Any such instruments may also be executed, acknowledged, verified, delivered or accepted in behalf of the Association in such other manner and by such other officers and employees as the Directors may from time to time direct. The provisions of this Section 8.2. are supplementary to any other provision of these Bylaws.
          Section 8.3. Records. The Articles of Association, the Bylaws and the proceedings of all meetings of the shareholders, the Directors, and standing committees of Directors, shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting shall be signed by the Secretary, Assistant Secretary, Cashier or other Officer appointed to act as Secretary of the meeting.
          Section 8.4. Rules of Construction. Wherever in these Bylaws the context requires, references to the masculine shall be deemed to include the feminine and references to the singular shall be deemed to include the plural.
          Section 8.5. Election of Directors of The Federal Reserve Bank of Cleveland. The Chairman, Vice Chairman, President or other Executive Officers of the Association as designated by the Directors pursuant to Regulation “O” of the Board of Governors of the Federal Reserve system are authorized to nominate on behalf of the Association one candidate for Director of Class A and one candidate for Director of Class B of the Federal Reserve Bank of Cleveland, Cleveland, Ohio. The Chairman, Vice Chairman, President or other Executive Officers of the Association are authorized to cast the vote of the Association in the elections of Class A and Class B Directors of the Federal Reserve Bank of Cleveland, Cleveland, Ohio. This authority may be exercised repeatedly and from time to time.
          Section 8.6. Action by Shareholders or Directors Without a Meeting. Anything contained in these Bylaws to the contrary notwithstanding, any action which may be authorized or taken at a meeting of the shareholders or of the Directors or of a committee of the Directors, as the case may be, may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by all the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, or all the Directors, or all the members of such committee of the Directors, respectively, which writing or writings shall be filed with or entered upon the records of the Association.
ARTICLE IX
BYLAWS
          Section 9.1. Inspection. A copy of these Bylaws, with all amendments thereto, shall at all times be kept in a convenient place at the Main Office of the Association, and shall be open for inspection to all shareholders, during banking hours.
          Section 9.2. Amendments. These Bylaws may be amended, altered or repealed by a vote of a majority of the outstanding shares of stock of the Association or by a majority vote of the Directors, then in office. If such amendment, alteration or repeal is made by the Directors it may be made at a regular or special meeting of Directors held upon not less than five (5) day’s notice. Such notice to Directors may be given in writing, in person, by telephone or telegraph. Notice to either shareholders or Directors of a meeting to amend, alter or repeal these Bylaws shall state that such action is to be taken.

Charter No. 7745
SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
THE HUNTINGTON NATIONAL BANK
(Adopted June 17, 2009)
     FIRST. The title of this Association shall be The Huntington National Bank.
     SECOND. The main office of the Association shall be in the City of Columbus, County of Franklin, State of Ohio. The general business of the Association shall be conducted at its main office and its branches.
     THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five shareholders, the exact number of directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors then in office or by resolution of the shareholders at any annual or special meeting thereof. Unless otherwise provided by the laws of the United States, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by an action of a majority of the Board of Directors then in office. Each director, during the term of his directorship, shall own shares of this Association, or of another corporation whose shares are acceptable under law as director’s qualifying shares, the aggregate par value of which is at least $1,000.
     FOURTH. The annual meeting of the shareholders for the election of directors and the transaction of whatever other business may be brought before said meeting shall be held at the main office or such other place as the Board of Directors may designate on the date of each year specified therefor in the Bylaws, but if no election is held on that day, it may be held according to such lawful regulations as may be prescribed by the Board of Directors.
     FIFTH.
     5.1 Authorized Shares. The authorized amount of capital stock of this Association shall be:
(i)	4,000,000 shares of common stock, of the par value of $10.00 per share;

(ii)	500,000 shares of Class B preferred stock; of the par value of $1,000 per share;

(iii)	2,000,000 shares of Class C preferred stock, of the par value of $25.00 per share;

(iv)	14,000,000 shares of Class D preferred stock, of the par value of $25.00 per share; and

(v)	400,000 shares of Class E preferred stock, of the par value of $1,000 per share.
but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States. The rights and preferences of the Class B, Class C, Class D, and Class E preferred stock shall be as set forth in Sections 5.4 through 5.7 hereof.
     5.2 No Preemptive Rights. No holder of shares of the capital stock of any class of this Association shall have any preemptive or preferential right of subscription to any shares of any class of stock of this Association, whether now or hereafter authorized, or to any obligations convertible into stock of this Association issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, may from time to time determine and at such price as the Board of Directors may from time to time fix.
     5.3 Authority to Issue Debt Obligations. This Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.
     5.4 Class B Preferred Stock.
     5.4.1 Definitions. As used herein in reference to the Class B preferred stock:
          (a) “Accrued Dividends” means an amount equal to dividends on the Class B preferred stock at the rate specified in Section 5.4.2(a) hereof, if, as, and when declared by the Board of Directors of the Association, computed from the date on which such dividends began to accrue on such shares to the date to which dividends are stated to accrue, less the aggregate amount of dividends previously paid thereon.
          (b) “Designated LIBOR Page” means the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for U.S. dollars.
          (c) “LIBOR” means the rate for three-month deposits in U.S. dollars that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on a particular date. If no such rate appears, LIBOR with respect to such date will be determined as follows: (i) the Bank will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Bank, to provide the Bank with its offered quotation for three-month deposits in U.S. dollars to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such date, and in a principal amount of not less than U.S. $1,000,000, that is representative of a single transaction in such market at such time; (ii) if at least two such quotations are provided, LIBOR with respect to such date will be the arithmetic mean of such quotations; (iii) if fewer than two quotations are provided, LIBOR with respect to such date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such date, by three major banks in New York City selected by the Bank for three-month loans in U.S. dollars to leading European banks, and in a principal amount of not less than U.S. $1,000,000, that is representative of a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by the Bank are not quoting as mentioned in this sentence, LIBOR for such date will be the same as LIBOR for the immediately preceding Dividend Payment Period.
          (d) “London Banking Day” means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
          (e) “Parity Stock” means the Class E preferred stock.
     5.4.2 Dividends.
          (a) The dividend rate for the Class B preferred stock shall be a variable rate, to be determined quarterly for each calendar quarter during which any Class B preferred stock are outstanding, equal to LIBOR, determined as of the first day of each such quarter or, if the first day of such quarter is not a London Banking Day, then on the first London Banking Day of such quarter.
          (b) The Board of Directors may declare dividends on the Class B preferred stock quarterly, and may set apart funds for the payment of such dividends at the time of such declaration. Any such dividends, when, as, and if declared by the Board of Directors, shall be payable annually on such date as may be fixed by the Board of Directors to holders of such shares of record on the record date fixed for such purpose by the Board of Directors in advance of the payment of such dividend. Any dividends on the Class B preferred stock shall be payable only out of funds legally available for the payment thereof.
          (c) Dividends on the Class B preferred stock shall not be cumulative; however, so long as any Class B preferred stock remain outstanding, no dividend, except a dividend payable in common shares, shall be declared or paid upon, nor shall any distribution be made or ordered except as aforesaid, in respect of any Parity Stock or the common shares, nor shall any moneys be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of shares of common stock, in a particular calendar year, unless the full dividend on all outstanding Class B preferred stock for all calendar quarters within such year that have ended prior to the taking of any such action with respect to the common stock shall have been paid or declared and set apart for payment.
     5.4.3 Liquidation Preference. The amount payable on the outstanding shares of Class B preferred stock in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of affairs of the Association shall be $1,000 per share, plus the amount of any Accrued Dividends to the date fixed for payment of distributable amounts on such shares. Upon any such liquidation, dissolution, or winding-up of the Association, the holders of Class B preferred stock shall be entitled, before any distribution shall be made to the holders of shares of common stock, to be paid the full preferential amount of $1,000 per share, but the holders of Class B preferred stock shall not be entitled to any further payment with respect to such shares.
     5.4.4 Voting Rights. The Class B preferred stock shall be non-voting, except as otherwise required by law.

     5.4.5 Redemption.
          (a) The Class B preferred stock shall be redeemable by the Association at any time at $1,000 per share, plus the full dividend on all outstanding Class B preferred stock for the then current dividend period to the redemption date on shares redeemed (the “Redemption Price”) with funds legally available for such purpose. The Association, at the option of the Board of Directors, may at any time redeem the whole, or from time to time may redeem any part, of the Class B preferred stock at such time or times by paying the Redemption Price, in cash, to the holders thereof; provided, however, that less than all of the Class B preferred stock may be redeemed only after or concurrently with making payment of, or declaring or setting apart for payment, the full dividend on all outstanding Class B preferred stock for the then current dividend period. If less than all of the outstanding Class B preferred stock are to be called for redemption, the shares to be redeemed shall be selected either by lot or pro rata, at the option of the Board of Directors, and in such manner as may be prescribed by resolution of the Board of Directors.
          (b) Not more than 60 days and not less than 10 days prior to the date established for such redemption (the “Redemption Date”), notice of the proposed redemption shall be mailed to the holders of record of the Class B preferred stock to be redeemed, such notice to be addressed to each such shareholder at his last known address shown on the records of the Association, and the time of mailing such notice shall be deemed to be the time of the giving thereof. On or after the Redemption Date, each holder of Class B preferred stock called for redemption shall surrender his certificate(s) for such shares to the Association at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. In case less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been given as aforesaid, and if on or before the Redemption Date the funds necessary for the redemption shall have been set aside so as to be and continue available therefor, then, notwithstanding that the certificates representing any Class B preferred stock so called for redemption shall not have been surrendered, the dividends thereon shall cease to accrue after the Redemption Date and all rights with respect to the shares so called for redemption shall forthwith after such Redemption Date cease, except only the right of the holders to receive the Redemption Price, without interest. If such notice of redemption of all or any part of the Class B preferred stock shall have been mailed as aforesaid and the Association shall thereafter deposit money for the payment of the Redemption Price pursuant thereto with any bank or trust company (hereinafter referred to as the “depository”), including any affiliate of the Association, selected by the Board of Directors for that purpose, to be applied to such redemption, then from and after the making of such deposit, such shares shall not be deemed to be outstanding for any purpose, and the rights of the holders thereof shall be limited to the rights to receive payment of the Redemption Price, without interest but including Accrued Dividends to the Redemption Date, from the depository upon endorsement, if required, and surrender of the certificates therefor. The Association shall be entitled to receive, from time to time, from the depository, the interest, if any, allowed on such moneys deposited with it, and the holders of any shares so redeemed shall have no claim to any such interest. Any moneys so deposited and remaining unclaimed at the end of three years from the Redemption Date shall, if thereafter requested by resolution of the Board of Directors, be repaid to the Association, and in the event of such repayment to the Association, such holders of record of the shares so called for redemption as shall not have made claim against such moneys prior to such repayment to the Association shall be deemed to be unsecured creditors of the Association for an amount equivalent to the amount deposited as above stated for the redemption of such shares and so repaid to the Association, but shall in no event be entitled to any interest.
          (c) Subject to the provisions hereof, the Board of Directors shall have authority to prescribe from time to time the manner in which Class B preferred stock shall be redeemed. All Class B preferred stock redeemed at the option of the Association shall be permanently retired in the manner provided by law.
          (d) Nothing herein contained shall limit any legal right of the Association to purchase any shares of the Class B preferred stock; provided, however, that, except in accordance with an offer made to all holders of Class B preferred stock, the Association shall not purchase or otherwise acquire for a consideration, or permit any affiliate to purchase or otherwise acquire for a consideration, any Class B preferred stock unless the full dividend on all outstanding Class B preferred stock for the then current dividend period shall have been paid or declared and set apart for payment.
     5.5 Class C preferred stock.
     5.5.1 Definitions. As used herein in reference to the Class C preferred stock, all terms defined in Section 5.4.1 hereof shall have the meanings specified in such Section 5.4.1, substituting “Class C preferred stock” for “Class B preferred stock” and changing all Section references as appropriate, and the following terms shall be defined as follows:
          (a) “Business Day” means any day other than a Saturday, Sunday, or a bank holiday.
          (b) “Dividend Payment Date” means March 31, June 30, September 30, and December 31 of each year, with respect to dividends payable for the Dividend Periods ending on such dates, provided that, if any March 31, June 30, or September 30 is not a Business Day, then the Dividend Payment Date for the Dividend Payment Period ending on such date shall be the next Business Day following such date, and if any December 31 is not a Business Day, then the Dividend Payment Date for the Dividend Payment Period ending on such date shall be the Business Day next preceding December 31.
          (c) “Dividend Period” (other than the Initial Dividend Period) means the quarterly period commencing on and including the first day, and ending on and including the last day, of each calendar quarter.
          (d) “Initial Dividend Period” means the first Dividend Period following the issuance of any Class C Shares, which shall commence on and include the first day upon which a share of Class C preferred stock shall be issued and shall end on and include the last day of the calendar quarter in which such issuance occurs.

          (e) “Junior Stock” means the common stock, the Class B preferred stock, and any and all other classes and series of equity securities of the Association now or hereafter authorized, issued, or outstanding, except Parity Stock and Senior Stock, if any.
          (f) “Liquidation Value” means $25.00 per share, plus the amount of any Accrued Dividends to the date fixed for payment of distributable amounts on such shares, without interest.
          (g) “OCC” means the Office of the Comptroller of the Currency.
          (h) “Optional Redemption Date” means December 31, 2021.
          (i) “Parity Stock” means the Class D preferred stock.
          (j) “Record Date” means the record dates, not more than 45 calendar days nor less than 10 calendar days preceding a Dividend Payment Date therefor, as determined by the Board of Directors.
          (k) “Senior Stock” means any and all classes or series of equity securities of the Association expressly designated as ranking senior to the Class C preferred stock as to dividend rights or rights upon the liquidation of the Association.
     5.5.2 Dividends.
          (a) Payment of Dividends. Holders of Class C preferred stock shall be entitled to receive, if, as, and when authorized and declared by the Board of Directors, out of assets of the Association legally available therefor, noncumulative cash dividends at an annual rate of 7-7/8% of the Liquidation Value, and no more. Such noncumulative cash dividends shall be payable, if and when authorized and declared, quarterly in arrears on a Dividend Payment Date. Each authorized and declared dividend shall be payable to holders of record of the Class C preferred stock as they appear on the stock books of the Association at the close of business on a Record Date; provided, however, that if a redemption date for the Class C preferred stock occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid.
          (b) Proration of Dividends. The amount of dividends payable for the Initial Dividend Period and for any other Dividend Period which, as to a share of Class C preferred stock (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months.
          (c) No Interest. Holders of Class C preferred stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Class C preferred stock authorized and declared by the Board of Directors which may be unpaid. Any dividend payment made on the Class C preferred stock shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Class C preferred stock.
          (d) Dividends not Cumulative. The right of holders of Class C preferred stock to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Class C preferred stock shall have no right to receive a dividend in respect of such Dividend Period, and the Association shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared and payable in respect of any future Dividend Period.
          (e) Priority as to Dividends. No full dividends or other distributions shall be authorized, declared, or paid or set apart for payment on any Parity Stock or Junior Stock (other than in common shares or other Junior Stock) for any Dividend Period unless full dividends have been or contemporaneously are authorized, declared, and paid, or authorized and declared and a sum sufficient for the payment thereof set apart for such payment, on the Class C preferred stock for such Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Class C preferred stock and any Parity Stock, dividends authorized and declared on the Class C preferred stock and Parity Stock shall only be authorized and declared pro rata based upon the respective amounts that would have been paid on the Class C preferred stock and such Parity Stock had dividends been authorized and declared in full. In addition to the foregoing restriction, the Association shall not authorize, declare, pay, or set apart funds for any dividends or other distributions (other than in common shares or other Junior Stock) with respect to any common shares or other Junior Stock of the Association or repurchase, redeem, or otherwise acquire, or set apart funds for repurchase, redemption, or other acquisition of, any common shares or other Junior Stock through a sinking fund or otherwise, unless and until (i) the Association shall have authorized, declared, and paid full dividends on the Class C preferred stock for the four most recent preceding Dividend Periods (or such lesser number of Dividend Periods during which Class C preferred stock have been outstanding) or sufficient funds have been paid over to the dividend disbursing agent of the Association for payment of such dividends, and (ii) the Association has authorized and declared a full dividend on the Class C preferred stock for the then-current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the Association for the payment of such dividend for such then-current Dividend Period.
          (f) Priority of Senior Stock. No dividend shall be paid or set aside for holders of Class C preferred stock for any Dividend Period unless full dividends have been paid or set aside for the holders of Senior Stock, if any, as to dividends for such Dividend Period.
          (g) Distributions on Liquidation. Any reference to “dividends” or “distributions” in this Section 5.5.2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation, or winding up of the Association.
     5.5.3 Liquidation Preference. The amount payable on the outstanding Class C preferred stock in the event of any voluntary or involuntary liquidation, dissolution, or winding-

up of affairs of the Association, out of the assets of the Association legally available for distribution to shareholders under applicable law, or the proceeds thereof, shall be equal to the Liquidation Value. Upon any such liquidation, dissolution, or winding-up of the Association, the holders of Class C preferred stock shall be entitled, before any distribution shall be made to the holders of common shares or any other Junior Stock, to be paid the full amount of the Liquidation Value, but the holders of Class C preferred stock shall not be entitled to any further payment with respect to such shares. If the amounts available for distribution in respect of the Class C preferred stock and any outstanding Parity Stock upon any such voluntary or involuntary liquidation, dissolution, or winding up are not sufficient to satisfy the full liquidation rights of all of the outstanding Class C preferred stock and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. All distributions made in respect of Class C preferred stock in connection with such a liquidation, dissolution, or winding up of the Association shall be made pro rata to the holders entitled thereto. Neither the consolidation, merger, or other business combination of the Association with or into any other person, nor the sale of all or substantially all of the assets of the Association, shall be deemed to be a liquidation, dissolution or winding up of the Association for purposes of this Section 5.5.3.
     5.5.4 Voting Rights. The Class C preferred stock shall be non-voting, except as otherwise required by law.
     5.5.5 Redemption.
          (a) No Mandatory Redemption; Optional Redemption. The Class C preferred stock are not subject to mandatory redemption and, except as hereinafter provided in Section 5.5.5(c) hereof, are not subject to optional redemption by the Association prior to the Optional Redemption Date. On or after the Optional Redemption Date, subject to receipt of prior approval of the OCC, the Class C preferred stock may be redeemed in cash by the Association or any successor or acquiring or resulting entity at its option, in whole or in part, at any time or from time to time, upon notice as provided in Section 5.5.5(d), at the redemption price of $25.00 per share, plus Accrued Dividends to the date fixed for redemption, without interest.
          (b) Procedures on Redemption. If less than all of the outstanding Class C preferred stock are to be redeemed, the Association will select those shares to be redeemed pro rata, by lot or by such other methods as the Board of Directors in its sole discretion determines to be equitable, provided that such method satisfies any applicable requirements of any securities exchange or quotation system on which the Class C preferred stock are then listed or quoted. If redemption is being effected by the Association, on and after the date fixed for redemption, dividends shall cease to accrue on the Class C preferred stock called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest) has been duly paid or provided for. If redemption is being effected by an entity other than the Association, on and as of the date fixed for redemption, such entity shall be deemed to own the Class C preferred stock being redeemed for all purposes of these Articles of Association, provided that the redemption price (including the amount of any Accrued Dividends to the date fixed for redemption, without interest) has been duly paid or provided for.

          (c) Notice of Optional Redemption. Notice of any optional redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price, and (iii) a statement that dividends on the Class C preferred stock (A) to be redeemed by the Association will cease to accrue on such redemption date, or (B) to be redeemed by an entity other than the Association will thereafter accrue solely for the benefit of such entity, shall be mailed at least 30 days, but not more than 60 days, prior to said date fixed for redemption to each holder of record of Class C preferred stock to be redeemed at his or her address as the same shall appear on the stock ledger of the Association. If less than all of the Class C preferred stock owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.
          (d) Status of Redeemed Shares. If such notice of redemption shall have been so mailed, and if, on or before the date fixed for redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Association (or other entity as provided in subsection (a) or (c) of this Section 5.5.5 separate and apart from its other funds in trust for the account of the holders of Class C preferred stock to be redeemed (so as to be and continue to be available therefor) or delivered to the redemption agent with irrevocable instructions to effect the redemption in accordance with the relevant notice of redemption, then, on and after said redemption date, notwithstanding that any certificate for Class C preferred stock so called for redemption shall not have been surrendered for cancellation or transfer, the Class C preferred stock (i) so called for redemption by the Association shall be deemed to be no longer outstanding and all rights with respect to such Class C preferred stock so called for redemption shall forthwith cease and terminate, or (ii) so called for redemption by an entity other than the Association shall be deemed owned for all purposes of these Articles of Association by such entity, except in each case for the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Association or such other entity) of their certificates. Class C preferred stock redeemed pursuant to this Section 5.5.5, or purchased or otherwise acquired for value by the Association shall, after such acquisition, have the status of authorized and unissued preferred stock and may be reissued by the Association at any time as shares of any series of Preferred Stock other than as Class C preferred stock.
          (e) Unclaimed Funds. In the event that holders of Class C preferred stock that shall have been redeemed shall not within two (2) years (or any longer period if required by law) after the redemption date claim any amount deposited in trust with a bank or trust company for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Association (or other entity that redeemed the shares) any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Association (or other entity that redeemed the shares) for payment of the redemption price thereof, but without interest from the date fixed for redemption.
     5.5.6 No Conversion Rights. The holders of Class C preferred stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any other interest in, the Association.
     5.5.7 No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Class C preferred stock.
     5.5.8 No Other Rights. The Class C preferred stock shall not have any designations, preferences, or relative, participating, optional, or other special rights, except as set forth in the Articles of Association or as otherwise required by law.
     5.5.9 Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Association of dividends to holders of the Class C preferred stock and repurchase, redemption, or other acquisition by the Association (or another entity as provided in Section 5.5.5 hereof) of Class C preferred stock shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions, or other distributions by the Association (or any such other entity) under (i) laws, regulations, and regulatory conditions or limitations applicable to or regarding the Association (or any such other entity) from time to time, and (ii) agreements with federal banking authorities with respect to the Association (or any such other entity) from time to time in effect.
     5.5.10 Authorization and Issuance of Additional Shares. The Class C preferred stock shall be subject to the authorization and issuance of Senior Stock, Parity Stock, and Junior Stock to the extent not expressly prohibited by the Articles of Association.
     5.6 Class D preferred stock.
     5.6.1 Definitions. As used herein in reference to the Class D preferred stock, all terms defined in Sections 5.4.1 and 5.5.1 hereof shall have the meanings specified in such Sections, substituting “Class D preferred stock” for “Class B preferred stock” and “Class C preferred stock,” as appropriate, and changing all Section references as appropriate, except as follows:
          (a) “Optional Redemption Date” means December 31, 2006.
          (b) “Parity Stock” means the Class C preferred stock.
     5.6.2 Dividends.
          (a) Dividend Rate. The annual dividend rate for the Class D preferred stock shall be a variable rate, to be determined quarterly for each calendar quarter during which any Class D preferred stock is outstanding, equal to (i) LIBOR, determined as of the first day of each such quarter or, if the first day of such quarter is not a London Banking Day, then on the first London Banking Day during such quarter, plus (ii) 1.625%.

          (b) Payment of Dividends. Holders of Class D preferred stock shall be entitled to receive, if, as, and when authorized and declared by the Board of Directors, out of assets of the Association legally available therefor, noncumulative cash dividends at an annual dividend rate determined from time to time in accordance with Section 5.6.2(a) hereof on the Liquidation Value, and no more. Such noncumulative cash dividends shall be payable, if and when authorized and declared, quarterly in arrears on a Dividend Payment Date. Each authorized and declared dividend shall be payable to holders of record of the Class D preferred stock as they appear on the stock books of the Association at the close of business on a Record Date; provided, however, that if a redemption date for the Class D preferred stock occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid.
          (c) Proration Of Dividends. The amount of dividends payable for the Initial Dividend Period and for any other Dividend Period which, as to a share of Class D preferred stock (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months.
          (d) No Interest. Holders of Class D preferred stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Class D preferred stock authorized and declared by the Board of Directors which may be unpaid. Any dividend payment made on the Class D preferred stock shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Class D preferred stock.
          (e) Dividends Not Cumulative. The right of holders of Class D preferred stock to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Class D preferred stock shall have no right to receive a dividend in respect of such Dividend Period, and the Association shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared and payable in respect of any future Dividend Period.
          (f) Priority as to Dividends. No full dividends or other distributions shall be authorized, declared, or paid or set apart for payment on any Parity Stock or Junior Stock (other than in common shares or other Junior Stock) for any Dividend Period unless full dividends have been or contemporaneously are authorized, declared, and paid, or authorized and declared and a sum sufficient for the payment thereof set apart for such payment, on the Class D preferred stock for such Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Class D preferred stock and any Parity Stock, dividends authorized and declared on the Class D preferred stock and Parity Stock shall only be authorized and declared pro rata based upon the respective amounts that would have been paid on the Class D preferred stock and such Parity Stock had dividends been authorized and declared in full. In addition to the foregoing restriction, the Association shall not authorize, declare, pay, or set apart funds for any dividends or other distributions (other than in common shares or other Junior Stock) with respect to any common shares or other Junior Stock of the Association or repurchase, redeem, or otherwise acquire, or set apart funds for repurchase, redemption, or other acquisition of, any common shares or other Junior Stock through a sinking fund or otherwise, unless and until (i) the Association shall have authorized, declared, and paid full dividends on the Class D preferred stock for the four most recent preceding Dividend Periods (or such lesser number of Dividend Periods during which Class D preferred stock have been outstanding) or sufficient funds have been paid over to the dividend disbursing agent of the Association for payment of such dividends, and (ii) the Association has authorized and declared a full dividend on the Class D preferred stock for the then-current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the Association for the payment of such dividend for such then-current Dividend Period.
          (g) Priority of Senior Stock. No dividend shall be paid or set aside for holders of Class D preferred stock for any Dividend Period unless full dividends have been paid or set aside for the holders of Senior Stock, if any, as to dividends for such Dividend Period.
          (h) Distributions on Liquidation. Any reference to “dividends” or “distributions” in this Section 5.6.2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation, or winding up of the Association.
     5.6.3 Liquidation Preference. The amount payable on the outstanding Class D preferred stock in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of affairs of the Association, out of the assets of the Association legally available for distribution to shareholders under applicable law, or the proceeds thereof, shall be equal to the Liquidation Value. Upon any such liquidation, dissolution, or winding-up of the Association, the holders of Class D preferred stock shall be entitled, before any distribution shall be made to the holders of common shares or any other Junior Stock, to be paid the full amount of the Liquidation Value, but the holders of Class D preferred stock shall not be entitled to any further payment with respect to such shares. If the amounts available for distribution in respect of the Class D preferred stock and any outstanding Parity Stock upon any such voluntary or involuntary liquidation, dissolution, or winding up are not sufficient to satisfy the full liquidation rights of all of the outstanding Class D preferred stock and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. All distributions made in respect of Class D preferred stock in connection with such a liquidation, dissolution, or winding up of the Association shall be made pro rata to the holders entitled thereto. Neither the consolidation, merger, or other business combination of the Association with or into any other person, nor the sale of all or substantially all of the assets of the Association, shall be deemed to be a liquidation, dissolution or winding up of the Association for purposes of this Section 5.6.3.
     5.6.4 Voting Rights. The Class D preferred stock shall be non-voting, except as otherwise required by law.
     5.6.5 Redemption.

          (a) No Mandatory Redemption; Optional Redemption. The Class D preferred stock are not subject to mandatory redemption and, except as hereinafter provided in Section 5.6.5(c) hereof, are not subject to optional redemption by the Association prior to the Optional Redemption Date. On or after the Optional Redemption Date, subject to receipt of prior approval of the OCC, the Class D preferred stock may be redeemed in cash by the Association or any successor or acquiring or resulting entity at its option, in whole or in part, at any time or from time to time, upon notice as provided in Section 5.6.5(d), at the redemption price of $25.00 per share, plus Accrued Dividends to the date fixed for redemption, without interest.
          (b) Procedures on Redemption. If less than all of the outstanding Class D preferred stock are to be redeemed, the Association will select those shares to be redeemed pro rata, by lot or by such other methods as the Board of Directors in its sole discretion determines to be equitable, provided that such method satisfies any applicable requirements of any securities exchange or quotation system on which the Class D preferred stock are then listed or quoted. If redemption is being effected by the Association, on and after the date fixed for redemption, dividends shall cease to accrue on the Class D preferred stock called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest) has been duly paid or provided for. If redemption is being effected by an entity other than the Association, on and as of the date fixed for redemption, such entity shall be deemed to own the Class D preferred stock being redeemed for all purposes of these Articles of Association, provided that the redemption price (including the amount of any Accrued Dividends to the date fixed for redemption, without interest) has been duly paid or provided for.
          (c) Notice of Optional Redemption. Notice of any optional redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price, and (iii) a statement that dividends on the Class D preferred stock (A) to be redeemed by the Association will cease to accrue on such redemption date, or (B) to be redeemed by an entity other than the Association will thereafter accrue solely for the benefit of such entity, shall be mailed at least 30 days, but not more than 60 days, prior to said date fixed for redemption to each holder of record of Class D preferred stock to be redeemed at his or her address as the same shall appear on the stock ledger of the Association. If less than all of the Class D preferred stock owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.
          (d) Status of Redeemed Shares. If such notice of redemption shall have been so mailed, and if, on or before the date fixed for redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Association (or other entity as provided in subsection (a) or (c) of this Section 5.6.5) separate and apart from its other funds in trust for the account of the holders of Class D preferred stock to be redeemed (so as to be and continue to be available therefor) or delivered to the redemption agent with irrevocable instructions to effect the redemption in accordance with the relevant notice of redemption, then, on and after said redemption date, notwithstanding that any certificate for Class D preferred stock so called for redemption shall not have been surrendered for cancellation or transfer, the Class D preferred stock (i) so called for redemption by the Association shall be deemed to be no longer outstanding and all rights with respect to such Class D preferred stock so called for redemption shall forthwith cease and terminate, or (ii) so called for redemption by an entity other than the Association shall be deemed owned for all purposes of these Articles of Association by such entity, except in each case for the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Association or such other entity) of their certificates. Class D preferred stock redeemed pursuant to this Section 5.6.5, or purchased or otherwise acquired for value by the Association shall, after such acquisition, have the status of authorized and unissued preferred stock and may be reissued by the Association at any time as shares of any series of Preferred Stock other than as Class D preferred stock.
          (e) Unclaimed Funds. In the event that holders of Class D preferred stock that shall have been redeemed shall not within two (2) years (or any longer period if required by law) after the redemption date claim any amount deposited in trust with a bank or trust company for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Association (or other entity that redeemed the shares) any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Association (or other entity that redeemed the shares) for payment of the redemption price thereof, but without interest from the date fixed for redemption.
     5.6.6 No Conversion Rights. The holders of Class D preferred stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any other interest in, the Association.
     5.6.7 No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Class D preferred stock.
     5.6.8 No Other Rights. The Class D preferred stock shall not have any designations, preferences, or relative, participating, optional, or other special rights, except as set forth in the Articles of Association or as otherwise required by law.
     5.6.9 Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Association of dividends to holders of the Class D preferred stock and repurchase, redemption, or other acquisition by the Association (or another entity as provided in Section 5.6.5 hereof) of Class D preferred stock shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions, or other distributions by the Association (or any such other entity) under (i) laws, regulations, and regulatory conditions or limitations applicable to or regarding the Association (or any such other entity) from time to time, and (ii) agreements with federal banking authorities with respect to the Association (or any such other entity) from time to time in effect.

     5.6.10 Authorization and Issuance of Additional Shares. The Class D preferred stock shall be subject to the authorization and issuance of Senior Stock, Parity Stock, and Junior Stock to the extent not expressly prohibited by the Articles of Association.
     5.7 Class E preferred stock.
     5.7.1 Definitions. As used herein in reference to the Class E preferred stock:
          (a) “Accrued Dividends” means an amount equal to dividends on the Class E preferred stock at the rate specified in Section 5.7.2(a) hereof, if, as, and when declared by the Board of Directors of the Association, computed from the date on which such dividends began to accrue on such shares to the date to which dividends are stated to accrue, less the aggregate amount of dividends previously paid thereon.
          (b) “Parity Stock” means the Class B preferred stock.
          (c) “Liquidation Value” means $1,000 per share.
     5.7.2 Dividends. Dividends are payable on the Class E preferred stock as follows:
          (a) The dividend rate for the Class E preferred stock shall be at an annual rate of 7% of the Liquidation Value.
          (b) The Board of Directors may declare dividends on the Class E preferred stock quarterly, and may set apart funds for the payment of such dividends at the time of such declaration. Any such dividends, when, as, and if declared by the Board of Directors, shall be payable quarterly on such date as may be fixed by the Board of Directors to holders of such shares of record on the record date fixed for such purpose by the Board of Directors in advance of the payment of such dividend. Any dividends on the Class E preferred stock shall be payable only out of funds legally available for the payment thereof.
          (c) Dividends on the Class E preferred stock shall not be cumulative; however, so long as any Class E preferred stock remain outstanding, no dividend, except a dividend payable in common shares, shall be declared or paid upon, nor shall any distribution be made or ordered except as aforesaid, in respect of any Parity Stock or the common shares, nor shall any moneys be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of shares of common stock, in a particular quarter, unless the full dividend on all outstanding Class E preferred stock for such quarter shall have been paid or declared and set apart for payment.
     5.7.3 Liquidation Preference. The amount payable on the outstanding shares of Class E preferred stock in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of affairs of the Association shall be the Liquidation Value, plus the amount of any Accrued Dividends to the date fixed for payment of distributable amounts on such shares. Upon any such liquidation, dissolution, or winding-up of the Association, the holders of Class E preferred stock shall be entitled, before any distribution shall be made to the holders of shares of common stock, to be paid the full preferential amount of the Liquidation Value, plus the amount of any Accrued Dividends to the date fixed for payment of distributable amounts on such shares, but the holders of Class E preferred stock shall not be entitled to any further payment with respect to such shares.
     5.7.4 Voting Rights. The Class E preferred stock shall be non-voting, except as otherwise required by law.
     5.7.5 Redemption.
          (a) The Class E preferred stock shall be redeemable by the Association at any time at the Liquidation Value, plus the full dividend on all outstanding Class E preferred stock for the then current dividend period to the redemption date on shares redeemed (the “Redemption Price”) with funds legally available for such purpose. The Association, at the option of the Board of Directors, may at any time redeem the whole, or from time to time may redeem any part, of the Class E preferred stock at such time or times by paying the Redemption Price, in cash, to the holders thereof; provided, however, that less than all of the Class E preferred stock may be redeemed only after or concurrently with making payment of, or declaring or setting apart for payment, the full dividend on all outstanding Class E preferred stock for the then current dividend period. If less than all of the outstanding Class E preferred stock are to be called for redemption, the shares to be redeemed shall be selected either by lot or pro rata, at the option of the Board of Directors, and in such manner as may be prescribed by resolution of the Board of Directors.
          (b) Not more than 60 days and not less than 10 days prior to the date established for such redemption (the “Redemption Date”), notice of the proposed redemption shall be mailed to the holders of record of the Class E preferred stock to be redeemed, such notice to be addressed to each such shareholder at his last known address shown on the records of the Association, and the time of mailing such notice shall be deemed to be the time of the giving thereof. On or after the Redemption Date, each holder of Class E preferred stock called for redemption shall surrender his certificate(s) for such shares to the Association at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. In case less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been given as aforesaid, and if on or before the Redemption Date the funds necessary for the redemption shall have been set aside so as to be and continue available therefor, then, notwithstanding that the certificates representing any Class E preferred stock so called for redemption shall not have been surrendered, the dividends thereon shall cease to accrue after the Redemption Date and all rights with respect to the shares so called for redemption shall forthwith after such Redemption Date cease, except only the right of the holders to receive the Redemption Price, without interest. If such notice of redemption of all or any part of the Class E preferred stock shall have been mailed as aforesaid and the Association shall thereafter deposit money for the payment of the Redemption Price pursuant thereto with any bank or trust company (hereinafter referred to as the “depository”), including any affiliate of the Association, selected by the Board of Directors for that purpose, to be applied to such redemption, then from and after the making of such deposit, such shares shall not be deemed to be outstanding for any purpose, and the rights of the holders thereof shall be limited to the rights to receive payment of the Redemption Price, without interest but including Accrued Dividends to the Redemption Date, from the depository upon endorsement, if required, and surrender of the certificates therefor. The Association shall be entitled to receive, from time to time, from the depository, the interest, if any, allowed on such moneys deposited with it, and the holders of any shares so redeemed shall have no claim to any such interest. Any moneys so deposited and remaining unclaimed at the end of three years from the Redemption Date shall, if thereafter requested by resolution of the Board of Directors, be repaid to the Association, and in the event of such repayment to the Association, such holders of record of the shares so called for redemption as shall not have made claim against such moneys prior to such repayment to the Association shall be deemed to be unsecured creditors of the Association for an amount equivalent to the amount deposited as above stated for the redemption of such shares and so repaid to the Association, but shall in no event be entitled to any interest.
          (c) Subject to the provisions hereof, the Board of Directors shall have authority to prescribe from time to time the manner in which Class E preferred stock shall be redeemed. All Class E preferred stock redeemed at the option of the Association shall be permanently retired in the manner provided by law.
     5.7.6 Nothing herein contained shall limit any legal right of the Association to purchase any shares of the Class E preferred stock; provided, however, that, except in accordance with an offer made to all holders of Class E preferred stock, the Association shall not purchase or otherwise acquire for a consideration, or permit any affiliate to purchase or otherwise acquire for a consideration, any Class E preferred stock unless the full dividend on all outstanding Class E preferred stock for the then current dividend period shall have been paid or declared and set apart for payment.
     SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors may appoint one or more directors to be Vice President of the Board. The Board of Directors shall have the power to appoint one or more Vice Presidents, and to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association.
     The Board of Directors shall have the power to define the duties of the officers and employees of this Association; to fix the salaries to be paid to them; to dismiss them in accordance with the Bylaws; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of this Association shall be made; to manage and administer the business and affairs of this Association; to make all Bylaws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.
     SEVENTH. The Board of Directors shall have the power to change the location of the main office to any other place within the limits of the City of Columbus, Ohio, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency and shall have the power to establish or change the location of any branch or branches of this Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.
     EIGHTH. The Corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.
     NINTH. The Board of Directors of this Association, or any three or more shareholders owning, in the aggregate, not less than 25 percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual, and every special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the day of such meeting to each shareholder of record at his address as shown upon the books of this Association.
     TENTH. This Association shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Association to indemnify other employees, members of committees and agents consistent with law.
     This Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, members of committees, officers, agents and other employees to the extent that such indemnification is allowed by law, provided, however, that neither indemnification nor insurance coverage therefor shall be extended to a formal order assessing civil money penalties against an Association director or employee pursuant to the provisions of Title 12 United States Code, including, but not limited to, Section 93(b), 504, 1818(i) or 1972(2)(F).
     ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the shares of common stock of this Association, unless the vote of the holders of a greater amount of the shares of common stock is required by law, and in that case by the vote of the holders of such greater amount, and by the affirmative vote of the holders of a majority (or any other percentage as may be required by law) of any other class of the capital stock of the Association as may be required by law.
     TWELFTH. Wherever in these Articles of Association the context requires, references to the masculine shall be deemed to include the feminine and references to the singular shall be deemed to included the plural.

Report of Condition
Consolidating Domestic and
Foreign Subsidiaries of
The Huntington National Bank of Columbus
in the State of Ohio, at the close of business on June 30, 2010, as filed with the Office of the
Comptroller of the Currency.
Charter Number 7745
Comptroller of the Currency Central District
Report of Condition
(in thousands of dollars)

Assets
Cash and Balances due from depository institutions
Non-interest bearing balances and currency and coin		$692,737
Interest Bearing Balances		563,403
Securities:
Held-to-maturity securities		0
Available-for-sale securities		8,460,901
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices		0
Securities purchased under agreements to resell		0
Loans and lease financing receivables:
Loans and leases held for sales		777,844
Loans and leases net of unearned income	$36,787,883
Less: Allowance for loan and lease losses	(1,377,498)
Loans and leases, net of unearned income and allowance		35,410,385
Trading Assets		349792
Premises and fixed assets (including capitalized leases)		483,192
Other real estate owned		137,957
Direct and indirect investments in real estate ventures		235,720
Intangible assets
Goodwill		388,920
Other intangible assets		410,512
Other assets		3,300,172

Total Assets		$51,211,535

Liabilities
Deposits:
In domestic offices		$39,496,033
Non-interest bearing	$2,691,698
Interest bearing	36,804,335
In foreign offices, Edge and Agreement subsidiaries, and IBF’s		1,394,189
Interest bearing
Federal funds purchased and securities sold under agreements to repurchase
Federal Funds purchased in domestic offices		100
Securities sold under agreements to repurchase		1,011,806
Trading Liabilities		267,397
Other borrowed money		3,108,842
Subordinated notes and debentures		1,483,065
Other liabilities		557,461

Total Liabilities		$47,318,893

Minority interest in consolidated subsidiaries		597,540
Equity Capital
Common stock		39,999
Surplus		5,507,885
Retained Earnings		(2,162,373)
Accumulated other comprehensive income		(90,409)

Total Equity Capital		3,295,102

Total Liabilities and Equity Capital		$51,211,535

I, Don Kimble, Executive Vice President of the above-names bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Don Kimble	Don Kimble
July 30, 2010	July 30, 2010
We, the undersigned directors, attest to the correctness of this Report of Condition. We declare that this has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct

Directors:	Kathleen H. Ransier
Don Casto
Stephen D. Steinour